SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement

[X] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

[ ] Confidential, for Use of the Commission Only (as  permitted  by
    Rule14a6(e)(2))

                         NATIONAL SCIENTIFIC CORPORATION
                ------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11:

    (1)   Title of each class of securities to which transaction applies;
    (2)   Aggregate number of securities to which transaction applies;
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.);
    (4)   Proposed maximum aggregate value of transaction;
    (5)   Total fee paid.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

    (1)   Amount previously paid:

    (2)   Form, Schedule or Registration Statement Number:

    (3)   Filing party:

    (4)   Date filed.

                         NATIONAL SCIENTIFIC CORPORATION
                         14455 N. HAYDEN ROAD, SUITE 202
                         SCOTTSDALE, ARIZONA 85260-6947

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 31, 2004


To the Shareholders of National Scientific Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of National Scientific Corporation, a Texas corporation (NSC), will be held on Wednesday, March 31, 2004, at National Scientific Corporation, 14455 North Hayden Road, Suite 202, Scottsdale, Arizona, 85260-6947 at 10:00 a.m., local time, for the following purposes:

     1. To elect three directors to the Board of Directors to serve for a one-year term.
     2. To recommend the appointment of Hurley & Company to serve as the auditors for the Company for the fiscal year ending September 30, 2004.
     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on February 3, 2004 (the "Record Date"), are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Shares may be voted at the Annual Meeting only if the holder is present or represented by proxy. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the Company's corporate headquarters for any purpose germane to the Annual Meeting during ordinary business hours for ten (10) days prior to the Annual Meeting.

A copy of NSC's Annual Report to Shareholders, which includes audited financial statements, is included with this mailing, which is being first mailed on or about February 20, 2004. Management and the Board of Directors cordially invite you to attend the Annual Meeting.

                                         By Order of the Board of Directors

                                         /s/ Graham L. Clark

                                         Graham L. Clark, Secretary

Phoenix, Arizona
January 30, 2004

SHAREHOLDERS ARE ENCOURAGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY. A PRE-ADDRESSED ENVELOPE IS PROVIDED FOR THEIR CONVENIENCE. SHAREHOLDERS ARE ENCOURAGED TO VOTE REGARDLESS OF WHETHER OR NOT THEY ATTEND THE ANNUAL MEETING OF SHAREHOLDERS.

                         NATIONAL SCIENTIFIC CORPORATION
                       14455 NORTH HAYDEN ROAD, SUITE 202
                         SCOTTSDALE, ARIZONA 85260-6947

                                 PROXY STATEMENT
                       2004 ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 31, 2004

     This Proxy Statement is furnished by the Board of Directors of National Scientific Corporation, a Texas corporation (the "Company" or "NSC"), in connection with the solicitation of proxies to be used for the purposes of voting at the 2004 Annual Meeting of Shareholders (the "Annual Meeting") of the Company. The Annual Meeting will be held on Wednesday March 31, 2004, at 10:00 a.m., local time at National Scientific Corporation, 14455 North Hayden Road, Suite 202, Scottsdale, Arizona, 85260-6947.


                       SOLICITATION AND VOTING OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of the Company. The proxy materials related to the Annual Meeting are to be mailed on or about February 20, 2004, to shareholders of record at the close of business on February 3, 2004 (the "Record Date"). Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting, or any adjournment or postponement thereof, either in person or by valid proxy. As of the Record Date, there are approximately 73,614,465 outstanding shares of Common Stock, $.01 par value per share (the "Common Stock") of the Company.

     Shareholders are entitled to one vote for each share of Common Stock held of record on each matter of business to be considered at the Annual Meeting. Ballots cast at the Annual Meeting will be counted by the Inspector of Elections and determinations of whether a quorum exists and whether the proposals are approved will be announced at the Annual Meeting. The three nominees receiving a plurality of votes by shares represented and entitled to vote at the Annual Meeting, if a quorum is present, will be elected as directors of the Company.

     All valid proxies received before the Annual Meeting and not revoked will be exercised. All shares represented by proxy will be voted, and where a shareholder specifies by means of his, her or its proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If no specification is indicated and authority to vote is not specifically withheld, the shares will be voted (i) "for" the election of the persons named in the proxy to serve as Directors; and (ii) "for" the recommendation of Hurley & Company as the independent auditors of the Company. The Inspector of Elections will treat abstentions and broker non-votes received as shares that are present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to the beneficial owners of the outstanding Common Stock. In addition to soliciting proxies by mail, proxies may be solicited by personal interview or telephone. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending a written notice of revocation to the Secretary of the Company at its corporate offices. The corporate offices of the Company are located at 14455 North Hayden Road, Suite 202, Scottsdale, Arizona 85260-6947 and its telephone number is (480) 948-8324.

     The information included herein should be reviewed in conjunction with the financial statements, notes to financial statements, independent accountants' report and other information included in the Company's 2004 Annual Report to Shareholders that was mailed with this Proxy Statement to all shareholders of record on the Record Date. The Board of Directors knows of no other matters that may be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.


                              ELECTION OF DIRECTORS

     The Board of Directors of NSC (the "Board") has recommended the election of three directors. The Board recommends that the shareholders elect the nominees named below as directors of NSC for the ensuing year and until their successors are elected and qualified. The persons named in the enclosed form of proxy intend to vote for the election of the three nominees listed below. Mr. Grollman is Chairman of the Board, and Mr. Clark is currently serving as Secretary and a director, and Mr. Szabo is current serving as an outside director. Each nominee has indicated a willingness to serve, but in the event any one or more of such nominees for any reason should not be available as a candidate for director, votes cast will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be determined by the holders of such proxy. The Board knows of no reason to anticipate that any of the nominees will not be a candidate at the Meeting.

Name                         Current Position With NSC                    Age
----                         -------------------------                    ---

Michael A. Grollman          Chief Executive Officer and                  42
                               Chairman of the Board
Graham L. Clark              President, Director, Secretary               49
Gregory Szabo                Director (Outside)                           50


     MICHAEL A. GROLLMAN first became Chief Operating Officer in October 2000. We appointed Mr. Grollman our President in April 2001, Chief Executive Officer in January of 2002, Chairman of the Board in December 2002, and Acting Chief Financial Officer in June of 2003. From 1998 to September 2000, Mr. Grollman served as Regional Service Director of MicroAge, Inc., a company that provides customer-configured technology solutions to businesses. He served as General
Manager, Executive Vice President and Chief Technology Officer for Advanced Information Systems from 1987 to 1998. Mr. Grollman received his Bachelor of Science degree in chemistry from the State University of New York, and his MBA from Arizona State University.

     GRAHAM L. CLARK joined the Company in early 2001 as leader of the sales organization. He became Vice President of Technology Applications & Sales for National Scientific in the spring of 2002, a Director in August of 2002, and became Corporate Secretary in January of 2003. Mr. Clark was promoted to President of the Corporation in September of 2003. Before joining National
Scientific, Mr. Clark was the General Manager of the Billet Precision Engineering Group, a privately held start-up manufacturing company providing custom engineering and manufacturing solutions to the semiconductor industry and other related industries. Prior to his tenure with Billet, he worked as Corporate General Manager for Amtech Systems, a publicly traded semiconductor equipment manufacturer. Six years prior, he was a founder and senior partner of GC Technology, a private representative organization for semiconductor capital equipment.

     GREGORY SZABO joined the Company's board on October 1, 2003 as an outside Director. Mr. Szabo serves on the Board's Audit and Compensation Committees. Mr. Szabo currently serves as President of Exten Corp. and CEO of MultiCell Technologies, where he is responsible for public reporting, fund-raising for the corporation and overall accountability for its subsidiaries, including revenue generation, intellectual property protection and organizational development. Prior to joining Exten, Mr. Szabo was president & CEO of Titan Scan Corporation, a division of Titan Corporation, a $350M firm with subsidiaries in sterilization, defense, software and communications. Mr. Szabo has held several executive positions with Sunrise Medical Inc., a large global manufacturer, and distributor of numerous institutional and retail products. Mr. Szabo earned a BA in Psychology from the University of Toledo and a MA in Management from the Drucker Graduate School at Claremont University.


     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH NOMINEE "FOR" THE
                              BOARD OF DIRECTORS.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The business of NSC is managed under the direction of the Board. The Board meets on a regularly scheduled basis to review significant developments affecting NSC and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met ten (10) times during fiscal 2003 and did not act by consent in lieu of any meetings. Each serving director attended 100% of the meetings held in 2003 by the Board and the committees of the Board on which such director served.

     On September 30, 2003 Lou L. Ross, retired from the Board. He stated his decision to retire was not related to any conflict with Board or Company policy.

     Prior to August 2002, directors of NSC who are not employees of NSC were compensated at a rate of $2,000 cash per month and $100 per Board meeting, with the then-Chairman, Mr. Ross receiving an additional $500 per month Chairman's fee. In August 2002 and forward, the Company determined it would reduce in cash board expenses, and pay non-Employee directors $2,000 per month in NSC restricted Common Stock, and make no cash payments for any Board members. Mr. Ross was compensated on this basis of $2,500 per month in restricted Company Common Stock, paid quarterly, through January 2003. Starting in February 2003, Mr. Ross agreed to take an additional reduction in his director's fees for the period from February 2003 to the end of September 2003, and accept 50,000 shares of NSC restricted Common Stock in lieu of cash for these board services total, or approximately $1,000 per month for the period. The stock was issued to him on June 11, 2003.

     As of September 30, 2003, the Company had one committee, the Audit Committee. During most of fiscal 2003, Michael A. Grollman was the sole member of the Audit Committee. On October 1, 2003 Gregory Szabo joined the Board and will serve on the Board's Audit and Compensation Committees, and Mr. Grollman will no longer serve on the Audit Committee.

     All new directors appointed after the end of fiscal year 2002 (employee or non-employee) will be provided with a one-time grant of 20,000 shares of NSC restricted Common Stock upon original appointment to the Board. This stock will be subject to forfeiture back to the Company should the Director for any reason not serve a full term on the Board at least up to the next annual meeting of shareholders.

     Current employee-directors are not paid cash or stock for board service, but are expected to provide board service as a part of their standard compensation from the Company.

     Non-employee directors will also be paid $1,250 per Board meeting, which includes telephone board meetings as well as face-to-face board meetings. This $1,250 fee will be in the form of $250 cash and $1,000 of NSC restricted common stock. The restricted Common Stock will be at risk of forfeiture back to the Company if the director does not serve his complete term out to the next annual shareholders' meeting. This fee will not be paid for telephone conversations involving board members or others where no formal board meeting has been declared, or for normal committee meetings.

     Non-employee directors will also be paid retrospectively a quarterly retainer of 10,000 options (as defined in the 2000 NSC Stock Option Plan) to purchase free trading the Company's common stock at the end of each fiscal quarter they have served. The options will be immediately vested at point of grant, and will be issued at a strike price equal to the average closing price for the Company's common stock for that quarter.

     Non-employee directors who serve on a board committee, such as the audit, nominating, or compensation committees, will also be paid retrospectively a quarterly additional retainer of 10,000 options (as defined in the 2000 NSC Stock Option Plan) to purchase free trading common stock at the end of each fiscal quarter they have served. The options will be immediately vested at point of grant, and will be issued at a strike price equal to the average closing price for the Company's common stock for that quarter. Non-employee directors who serve on multiple committees will be paid this bonus only once for general committee service, however, as it is not paid for each committee of service.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth certain information, as of the Record Date, concerning the beneficial ownership by (i) each fiscal year 2003 director and fiscal year 2004 nominee of the Company, (ii) each of the Company's named executive officers, (iii) each person known to the Company to be the beneficial owner of more than five percent (5%) of NSC's outstanding Common Shares, and

(iv) all directors and executive officers of the Company as a group. To the knowledge of the Company, all persons listed in the table have sole voting and investment power with respect to their shares, except to the extent that their respective spouses share authority under applicable law.

                                                   Number of
                                                 Common Shares       Percent of
Name and Address of                               Beneficially       Outstanding
Beneficial Owner (1)                               Owned (2)           Shares
------------------------                         -------------       -----------

Michael A. Grollman                              4,066,000 (3)          5.5%
Lou L. Ross                                      3,164,644 (4)          4.3%
Graham L. Clark                                  1,451,667 (5)          2.0%
Gregory Szabo                                       53,333 (6)          0.1%
All executive officers and directors
  as a group (4 persons)                         8,735,644             11.9%

------------
(1) The business address for all directors and officers of the Company is c/o the Company, 14455 North Hayden Road, Suite 202, Scottsdale, Arizona 85260-6947.
(2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon the approximately 73,614,465 shares of Common Stock outstanding as of January 28, 2004.
(3) Includes 1,050,000 shares underlying currently exercisable stock options and warrants, and 2,750,000 shares of restricted Common Stock subject to substantial risk of forfeiture.
(4)  Includes 1,000,000 shares held by Mr. Ross' wife.
(5) Includes 326,667 shares underlying currently exercisable stock options and warrants and 1,000,000 shares of restricted Common Stock subject to substantial risk of forfeiture.
(6) Includes 20,000 shares underlying currently exercisable stock options and warrants and 33,333 shares of restricted Common Stock subject to substantial risk of forfeiture. A Form 3 report was filed on January 28, 2004 describing the issuance of these options and shares.


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's outstanding Common Stock, to file certain reports of ownership with the Commission within specified time periods. Such officers, directors and shareholders are also required by Commission's rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of such forms, all requirements received by it, or written representations from certain reporting persons, the Company believes that between October 1, 2002 and September 30, 2003, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were met.


                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding annual and long-term compensation for services rendered to the Company during the fiscal years ended September 30, 2003, 2002, and 2001 to the Chief Executive Officer of the Company, and other named executive officers who served NSC in fiscal year 2003 and whose total salary and non-cash compensation exceeded $100,000 for the applicable fiscal periods. The table below includes salary earned and paid in the fiscal year ending September 30, 2003, and also salary earned in that year but as yet unpaid as of December 31, 2003.

                           SUMMARY COMPENSATION TABLE

                                                                          Annual Compensation
                                                                 ---------------------------------------
                                                                                 Salary     Other Annual
                                                       Fiscal    Salary Paid    Deferred    Compensation
Name and Principal Position                             Year       ($)(1)        ($)(1)        ($)(2)           Total
--------------------------                             ------    -----------    --------    ------------       -------
Michael A. Grollman, CEO, Chairman (3)                  2003        64,640       73,292             --         137,932
                                                        2002       138,000       43,500         78,750         260,250
                                                        2001       172,500           --        165,000         337,500

Graham L Clark, President, Director (4)                 2003        69,639       52,289             --         121,928
                                                        2002       104,400       15,600         63,000         183,000
                                                        2001       120,000           --             --         120,000

Lou L. Ross, Chairman-Emeritus of the Board (5)         2003            --           --         17,650          17,650
                                                        2002        86,000       12,700          4,500         103,200
                                                        2001       120,465           --             --         120,465

Sam H. Carr (6)                                         2003            --           --         32,362          32,362
                                                        2002       160,275           --         34,166         194,441
                                                        2001       158,075           --        138,000         296,075

------------
(1) Unpaid wages in this table are subject to Agreements with listed persons that allow for interest of approximately prime rate plus 2% to accrue on those unpaid wages until paid. These accruals for interest are shown as approximate through fiscal year-end September 2003.
(2) Stock grants included in this column are for restricted Common Stock shares valued at 90% of the closing sales price for such shares on the date of grant. Closing sales price at fiscal year end September 2002 was approximately $.07 per share, and closing sales price at fiscal year end September 2003 was approximately $.15 per share.

(3) For 2003 salary of $70,360 was not paid in cash, but deferred to a future period, along with $2,932 estimated interest on this unpaid amount. For 2002 salary of $43,500 was not paid in cash, but deferred to a future period, along with $1,500 estimated interest on this unpaid amount. Subsequent to year end of September 2002, Mr. Grollman exchanged $10,000 of this deferred salary for a B Unit in the Company's November 2002 Private Placement Offering for 125,000 shares of restricted stock and 100,000 Common Stock purchase warrants exercisable at a price of $.50 per share, thus reducing 2002 unpaid wages for that year to $33,500. Other Compensation for 2002 also includes $78,750 for restricted Common Stock grants subject to risk of forfeiture if calendar 2004 sales do not meet or exceed key targets, and in exchange for salary reduction in calendar year 2003 of $60,000 (See Note 2 above and Employment Agreements below). Also subsequent to fiscal 2003 year-end, Mr. Grollman deferred substantially all his October and November salary of $10,000 each month to a future period, and this amount of $19,900 remains unpaid. From September 2002 Mr. Grollman's share of contributions to the Company's health insurance program of approximately $6,600 were deducted from the balance of wages owing, leaving as of the end of December 2003,unpaid wages of approximately $ 117,000, accrued vacation pay of approximately $60,000 and accrued interest of approximately $7,000 for a combined total of approximately $184,000. (See Employment Agreements below).
(4) For 2003 salary of $50,360 was not paid in cash, but deferred to a future period, along with $ 1,929 estimated interest on this unpaid amount. For 2002 salary of $15,600 was not paid in cash, but deferred to a future period. Subsequent to year end September 2002, Mr. Clark exchanged $10,000 of deferred salary for a B Unit in the Company's November 2002 Private Placement Offering for 125,000 shares of restricted stock and 100,000 Common Stock purchase warrants exercisable at a price of $.50 per share. Other Compensation for 2002 also includes $63,000 for restricted Common Stock grants subject to risk of forfeiture if 2004 sales do not meet or exceed key targets (See Note 2 above and Employment Agreements below). Also subsequent to September 30, 2003 year end, Mr. Clark deferred substantially all his October and November salary of $10,000 each month to a future period, and this amount of $19,900 remains unpaid. From September 2002 Mr. Clark's share of contributions to the Company's health insurance program of approximately $7,900 were deducted from the balance of wages owing, leaving as of the end of December 2003, unpaid wages of approximately $ 68,000, accrued vacation pay of approximately $19,000 and accrued interest of approximately $3,000 for a combined total of approximately $90,000. (See Employment Agreements below).
(5) Other Compensation for 2003 and 2002 includes restricted Common Stock grants paid as Board fees. Mr. Ross resigned as an employee in January of 2002, and as a director in September 2003. (See Employment Agreements below).
(6) Other Compensation for 2003 includes $32,362 of contractor fees for services rendered in the six months to March 2003, of which approximately $17,083 remains unpaid. For 2002 salary of $30,173 was not paid out in cash, but deferred to a future period, and remains unpaid, including all accrued vacation through July 2002, plus an estimated $1,500 in interest through September 30, 2002. Other Compensation for 2002 includes $34,166 of contractor fees for services rendered in August and September of 2002, of which $21,337 remains unpaid. Subsequent to year ending September 2002, $10,000 of other deferred contractor fees was exchanged by Mr. Carr for an A Unit in the Company's November 2002 Private Placement Offering for

     250,000 shares of restricted stock and 100,000 Common Stock purchase warrants exercisable at a price of $.30 per share. Other Compensation in 2001 for Mr. Carr includes the value of options granted at an exercise price below the market value of the stock on the date of grant. Mr. Carr resigned in July 2002 as an employee and a director. (See Employment Agreements below).


                              EMPLOYMENT AGREEMENTS

     Throughout fiscal 2000, Mr. Ross was engaged as an independent contractor for the Company. As such, Mr. Ross was paid a monthly fee of $9,500, subject to cash availability. Effective December 1, 2001, Mr. Ross became an employee of the Company. Throughout fiscal 2001 and continuing into the current fiscal year, Mr. Ross served without a written contract and was paid $9,500 monthly. In addition, in connection with an equity transaction involving Mr. Ross and his spouse in September 1999, the Board granted Mr. Ross the right to receive 4% of the gross revenues of NSC. In partial consideration for the forgiveness of this right to 4% of NSC's future revenues, the Company agreed to issue 500,000 restricted shares of Common Stock in NSC to Mr. Ross. The 500,000 shares are subject to the terms of a Restricted Stock Award Agreement, which required that the shares issued be released only when the market price of the stock exceeds $2.50 per share.

     Subsequent to fiscal year end 2001, the Company granted Mr. Ross options to purchase an aggregate of 750,000 shares of Common Stock. These options consist of ten separate tranches of 75,000 shares each, whose exercise prices range from $1 to $10 per share, which vest when the previous five day average market price exceeds even dollar levels beginning with $1 per share through $10 per share. On September 30, 2003, these options were forfeited and returned to the company per previous employment and other agreements with Mr. Ross.

     In February of 2002, Mr. Ross resigned as an employee of NSC, and became a part-time contractor for the Company, paid at a rate of $10,000 per month, of which 20% would be deferred until a future date. The term of the agreement was two years and it required that Mr. Ross provide management-consulting services to the Company of approximately 80 hours per month, and to serve as a director. In July 2002 NSC and Mr. Ross amended the contract to eliminate mandatory monthly minimum cash payments and minimum hours per month for on-going consulting duties outside of his role as a director. Per Mr. Ross's contract he was paid a director's fee of $2,500 per month in NSC restricted Common Stock, which the Company has issued through January 2003. For the period from February 2003 to September 30, 2003 Mr. Ross agreed to take a reduction in his director's fees and accept 50,000 shares of the Company's restricted Common Stock in lieu of cash for these board services. Mr. Ross retired from the board on September 30, 2003. Unless renewed, his contract as a consultant with the Company is scheduled to end in February 2004.

     Mr. Grollman was engaged by NSC as an independent contractor from October 7, 2000 until November 30, 2000. He was paid $15,000 monthly for his services as an independent contractor. Effective December 1, 2000, Mr. Grollman became an employee of NSC under a one-year contract to serve as NSC's Chief Operating Officer. Mr. Grollman was promoted to President in April 2001. The contract automatically renews for additional one-year terms unless either party chooses to terminate, and it remains in force through at least calendar year 2004. Mr.

Grollman's contract calls for an annual gross salary of $180,000, payable semi-monthly. Also in accordance with the contract, on December 1, 2000, NSC granted Mr. Grollman 100,000 shares of restricted Common Stock, subject to risk of forfeiture should Mr. Grollman not fulfill his employment agreement. Also on December 1, 2000, NSC granted Mr. Grollman 500,000 vested options to purchase Common Stock at the closing sales price of the Common Stock on December 1, 2000. Additional option grants are included in Mr. Grollman's employment contract for each whole dollar amount increase in the market value of NSC's Common Stock. The whole dollar amount increase is measured over a moving two-week average. For each whole dollar amount attained between $1 and $15 inclusive, Mr. Grollman will receive 75,000 options at the whole dollar amount option price. Mr. Grollman is also entitled to additional options at various but declining levels for increases in stock value up to $50 per Common Share. In the event of a change in control or sale of substantially all the assets of NSC, the employment agreement between Mr. Grollman and NSC automatically terminates, and Mr. Grollman is to receive one hundred fifty percent (150%) of the then current year's annual salary.

     In January of 2002 Mr. Grollman agreed to defer 20% of his salary until such a time as cash was more available, reducing his immediately payable cash salary to $12,000 per month. For September, October, and November of 2002, Mr. Grollman deferred 100% of his payable salary, reducing his immediately payable cash salary to $0 per month. Mr. Grollman agreed from January 2003 through December 2003 to reduce his total payable salary for the 2003 year to $120,000 per year. In addition to this reduction, during the year ended September 30, 2003 Mr. Grollman deferred $70,360 of his salary and was paid $64,640 in cash. For the three months ending December 31, 2003, Mr. Grollman deferred $19,900 in salary and was paid $10,100 in cash. For calendar year 2004, Mr. Grollman agreed to defer up to $30,000 of his contracted pay as needed.

     In September 2002, the Company's Board initiated a restricted stock retainage program ("Stock Retainage Program") to retain key staff during a period of financial difficulty in calendar year 2002. The Company allocated approximately $150,000 in restricted Common Stock from this Stock Retainage Program pool of shares, to be granted to key employees during the year, subject to the Company exceeding sales growth objectives and expense reduction objectives in 2003. Failure to meet these objectives under the plan would result in the forfeiture by staff of this entire stock grant by all participants. These goals were not met in calendar year 2003. In January of 2004, the Company's Board extended this program into 2004, and set new sales growth objectives for the year at a level 50% higher than the previous year's program, giving plan participants an additional year to fully earn this stock grant. On August 19, 2003, a participant of the plan left the company and his grant of 800,000 shares were forfeited back to the company at the average market price per share of $0.15. On September 30, 2003 the $120,000 resulting from the forfeiture was allocated to the plan. It is the intention of the Company to issue all or part of these shares during the first quarter of 2004.

     Mr. Grollman was granted 750,000 shares of stock from this Stock Retainage Program pool of shares, subject to the Company achieving in excess of $400,000 in sales in calendar year 2004. Mr. Grollman was granted an additional 500,000 shares of stock under this program, subject to sales exceeding $1,500,000 for calendar year 2004.

     In December 2003 Mr. Grollman agreed to convert approximately $150,000 of his back pay and accrued vacation pay (See Summary Compensation Table above - note 4) to the Company's restricted Common Stock, at a rate equal to the then currently available private placement share price of $0.10 per share. Mr. Grollman took constructive receipt of this restricted stock in January of 2004.

     The board has also determined that it may grant approximately 500,00 additional options to Mr. Grollman in calendar year 2004 based on the achievement of calendar year 2004 business objectives, including such areas as product development and customer base development. Such a plan has not yet received final board approval.

     Mr. Clark was hired in December 2000 as manager of the sales organization. He was hired as an at-will employee at a rate of $120,000 per year base salary, plus commission on sales. He became Vice President of Technology Applications & Sales for National Scientific in September 2001, and a director and formally an officer of the corporation in August of 2002. In January of 2003, Mr. Clark entered into a one-year employment contract with the Company to serve as Vice President of Technology Applications & Sales. In June of 2003 Mr. Clark was promoted to President of the Company. The contract automatically renews for additional one-year terms unless either party chooses to terminate. Mr. Clark's contract provides for an annual gross salary of $150,000, payable monthly. In the event of a change in control or sale of substantially all the assets of NSC, the employment agreement between Mr. Clark and NSC automatically terminates, and Mr. Clark is to receive fifty percent (50%) of the then current year's annual salary.

     For September, October, and November of 2002, Mr. Clark deferred 100% of his payable salary, reducing his immediately payable cash salary to $0 per month. During the year ended September 30, 2003 Mr. Clark deferred $50,360 of his salary and was paid $69,640 in cash. For the three months ending December 31, 2003, Mr. Clark deferred $19,900 in salary and was paid $10,100 in cash.

     Mr. Clark was granted 500,000 shares of stock from the Company's Stock Retainage Program pool of shares discussed above, subject to the Company achieving in excess of $400,000 in sales in calendar year 2004. Mr. Clark was granted an additional 500,000 shares of stock under this program, subject to sales exceeding $1,500,000 for calendar year 2004.

     The board has also determined that it may grant approximately 500,00 additional options to Mr. Clark in calendar year 2004 based on the achievement of calendar year 2004 business objectives, including such areas as product development and customer base development. Such a plan has not yet received final board approval.

     Mr. Carr served NSC as an independent contractor from October 15, 2000 until November 30, 2000. He was paid $13,750 monthly for his services. Effective December 1, 2000, Mr. Carr became employed under a one year contract to serve as NSC's Chief Financial Officer. The contract automatically renews for additional one-year terms unless either party chose to terminate. Mr. Carr's contract provided for an annual gross salary of $180,000, payable semi-monthly. Also in accordance with the contract, on December 1, 2000, NSC granted Mr. Carr 100,000 vested options to purchase Common Stock at a price equal to 25% of the closing price per share on December 1, 2000. Also on December 1, 2000, NSC granted Mr. Carr 500,000 vested options to purchase Common Stock at the closing sales price of the shares on December 1, 2000. Additional option grants were included in Mr. Carr's employment contract for each whole dollar amount increase in the market value of NSC's Common Shares. The whole dollar amount increase is measured over a moving two-week average. For each whole dollar amount attained between $1 and $15 inclusive, Mr. Carr would receive 75,000 options at the whole dollar amount option price. Mr. Carr was also entitled to additional options at various but declining levels for increases in stock value up to $50 per Common Share.

     From January of 2002 through July of 2002, Mr. Carr deferred 20% of his salary, subject to future cash availability, reducing his monthly salary cash payments to $12,000 per month.

     In July of 2002, Mr. Carr resigned as CFO and also as an employee and a director of NSC, and became a full-time non-employee contractor for the Company. He signed a one-year contract, the terms of which were similar to his previous employment contract with the Company, although all employee-related benefits were eliminated, and his hourly rate of pay was changed to approximately $97 per hour, or approximately $17,000 per month. Mr. Carr's contract provided his oversight of important financial activities within the Company. In November 2002, the Company and Mr. Carr amended this contract to eliminate his on-going oversight duties, and to eliminate mandatory monthly payments. Mr. Carr was retained on this basis during the month of December 2002 to assist with preparation of the Company's annual 10-KSB report and other matters, for which he was paid approximately $12,000 in cash. In January 2003 Mr. Carr and the Company agreed to secure his services as a financial consultant for a minimum retainer of ten hours per month at a rate of $120 per hour. This retainer agreement ended on April 1, 2003.


               REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for, among other things, reviewing and discussing the audited financial statements with management, discussing with the Company's auditors information relating to the auditors' judgments about the quality of the Company's accounting principles, recommending to the Board of Directors that the Company include the audited financials in its Annual Report on Form 10-KSB and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of auditors' services and activities.

REVIEW OF AUDITED FINANCIAL STATEMENTS

     The Audit Committee was established in December 2000. The Audit Committee met once during calendar year 2003 (see "Committees and Meetings of the Board of Directors" above). Mr. Greg Szabo heads the Company's Audit Committee as an outside director, and is currently its sole member. The Board has reviewed the Company's financial statements for the fiscal year ended September 30, 2003, as audited by Hurley & Company, the Company's independent auditors. Hurley & Company has discussed these financial statements with management and the Board has discussed the audit process and results with Hurley & Company.

AUDIT FEES

     Hurley & Company billed the Company approximately $17,000 for the following professional services: audit of the annual financial statements of the Company for the fiscal year ended September 30, 2003, and review of the interim financial statements included in quarterly reports on Form 10-QSB for the quarterly periods ended December 31, 2002, March 31, 2003 and June 30, 2003.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The Company did not engage Hurley & Company to provide services to the Company regarding financial information systems design and implementation during the fiscal year ended September 30, 2003.

ALL OTHER FEES

     None

OTHER

     The Board of Directors has considered whether the provision of non-audit services is compatible with maintaining Hurley & Company's independence, and has decided not to secure such services from Hurley & Company at this time.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 2002, Mr. Lou Ross, the former Chairman of the Board, and a Director until September 30, 2003, was paid for his services as an active member of the board in shares of restricted common stock, in lieu of cash. The former Chairman received 66,806 restricted common shares at an average price on the date of grant of $0.11 per share.

     As described in the Company 10-KSB filing for the year ending September 30, 2002, and also in the Company Proxy Statement for 2003 filed January 27, 2003, the Company's Board initiated on September 30, 2003 a restricted stock retainage program ("Stock Retainage Program") to retain key staff during a period of financial difficulty. The Company allocated approximately $150,000 in restricted Common Stock from this Stock Retainage Program pool of shares in fiscal 2002, to be granted to key employees during the year, subject to the Company exceeding sales growth objectives and expense reduction objectives in 2003. Failure to meet these objectives under the plan would result in the forfeiture by staff of this entire stock grant by all participants. These goals were not met in calendar year 2003. In January of 2004, the Company's Board extended this program into 2004, and set new sales growth objectives for the year at a level 50% higher than the previous year's program, giving plan participants an additional year to fully earn this stock grant. Initial stock grants under this program were granted in September 2002 and issued in January of 2003. In August 2003 a participant left the program, and in January 2004 two new participants were added, although the total number of shares involved has remained approximately constant since program inception. All of the stock under this program is restricted under SEC section 144, and cannot be traded by the Stock Retainage Program participants for at least one year from date of issue.

     The Company CEO, Michael Grollman was granted 750,000 shares of stock from this Stock Retainage Program pool of shares, subject to the Company achieving in excess of $400,000 in sales in calendar year 2004. Mr. Grollman was granted an additional 500,000 shares of stock under this program, subject to sales exceeding $1,500,000 for calendar year 2004. The CEO has an employment contract that includes termination clauses and the granting of stock or options. The Company's President and Director Graham Clark was granted 500,000 shares of stock from the Company's Stock Retainage Program pool of shares discussed above, subject to the Company achieving in excess of $400,000 in sales in calendar year 2004. Mr. Clark was granted an additional 500,000 shares of stock under this program, subject to sales exceeding $1,500,000 for calendar year 2004. The majority of the remaining restricted stock allocated under this program was granted to other Company's staff, and is subject to substantially the same risk of forfeiture as the stock granted to Grollman and Clark under the Program.

     In January 2003, Mr. Lou Ross, was paid for his services as an active member of the board in shares of restricted Common Stock, in lieu of cash. The former Chairman received 54,464 restricted Common Stock at an average market price on the date of grant of $0.14 per share.

     In June 2003, the Company issued Mr. Lou Ross, 288,334 restricted Common Stock as part of its program to lower debt without expending cash resources, in exchange for the forgiveness of $43,250 of debt, or one half of the total debt owed by the company to Mr. Ross of $86,500. The debt forgiven included various disclosed notes, salary deferred in 2002 and board fees deferred in 2002. The shares were issued at an average market price per share of $0.15. The Company also issued Mr. Ross, 50,000 restricted Common Stock for reduced Director's fees for February 2003 through the end of this fiscal year in September 2003. These shares were issued at an average market price per share of $0.15.


               APPROVAL AND RECOMMENDATION OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 2)

     The Board of Directors has selected Hurley & Company ("Hurley") as the independent public accountants for the Company for fiscal 2004, and recommends that the shareholders vote for recommendation of such appointment. Shareholder recommendation of the selection of Hurley as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Hurley for shareholder recommendation as a matter of good corporate practice. Hurley has audited the Company's financial statements since fiscal 1998. Notwithstanding the selection, the Board and its Audit Committee, at its sole discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders. A representative of Hurley is expected to be present at the Annual Meeting via teleconference with the opportunity to make a statement if he so desires and to be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
                                 THIS PROPOSAL.


                        PROPOSALS FOR NEXT ANNUAL MEETING

     Any shareholder who wishes to present any proposal for shareholder action at the next Annual Meeting of Shareholders to be held in 2005, must send the proposal in time for it to be received by the Company's Secretary, at the Company's offices, not later than Friday, September 24, 2004, in order to be included in the Company's proxy statement and form of proxy for that meeting.

Such proposals should be addressed to the Corporate Secretary, 14455 North Hayden Road, Suite 202, Scottsdale, Arizona 85260-6947. If a shareholder proposal is introduced at the 2005 Annual Meeting of Shareholders without any discussion of the proposal in the Company's proxy statement, and the shareholder does not notify the Company on or before Friday, September 24, 2004, as required by SEC Rule 14(a)-4(c)(1), of the intent to raise such proposal at the Annual Meeting of Shareholders, then proxies received by the Company for the 2005 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notice of such proposal is to be sent to the above address.

                                           By Order of the Board of Directors

                                           /s/ Graham L. Clark, Secretary

                                           Graham L. Clark, Secretary

Dated January 30, 2004



                            REQUESTS FOR FORM 10-KSB

UPON WRITTEN REQUEST, NATIONAL SCIENTIFIC CORPORATION WILL FURNISH, WITHOUT CHARGE TO PERSONS SOLICITED BY THIS PROXY STATEMENT, A COPY OF OUR REPORT ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003. REQUESTS SHOULD BE ADDRESSED TO: NATIONAL SCIENTIFIC CORPORATION, 14455 NORTH HAYDEN ROAD, SUITE 202, SCOTTSDALE, ARIZONA 85260-6947, ATTENTION: KAREN FUHRE.



























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